Exhibit 99.1

NEWS RELEASE 07-011 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE CLOSES SEA MAR FLEET ACQUISITION

August 9, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that, on August 8, 2007, it completed its previously announced acquisition of 20 offshore supply vessels (“OSVs”) and their related business (the “Sea Mar Fleet”) from certain affiliates of Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) for cash consideration of $186.0 million, plus the cost of the fuel inventory on such vessels. The Sea Mar Fleet is comprised of ten 200 class DP-1 new generation OSVs and ten conventional OSVs.

The Company also acquired one 285-foot DP-2 new generation OSV currently under construction at a domestic shipyard with an anticipated fourth quarter 2008 delivery. The total estimated cost of this newbuild vessel, prior to allocation of construction period interest, is approximately $34.0 million, of which $7.3 million was paid to Nabors at closing.

All of the vessels acquired by Hornbeck Offshore are U.S. flagged and qualify for U.S. coastwise trade under the “Jones Act” except for one of the conventional vessels, which is foreign-flagged. In addition, Hornbeck Offshore now manages five Nabors-owned Mexican flagged vessels currently operating offshore Mexico.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct and does not undertake any duty to update them. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, construction delays, cost overruns, design flaws or other factors that negatively impact the anticipated delivery or total estimated cost of the acquired vessel under construction and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.